Exhibit 99.1

White Pearl Acquisition Corp.
Announces the Separate Trading of its Class A Ordinary Shares and Rights
Commencing February 24, 2026

New York, February 19, 2026 – White Pearl Acquisition Corp. (NYSE: WPAC U) (the “Company”) today announced that, commencing February 24, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units.

No fractional rights will be issued upon separation of the units and only whole rights will trade. The Class A ordinary shares and rights that are separated will trade on The New York Stock Exchange under the symbols “WPAC” and “WPAC RT” respectively. Those units not separated will continue to trade on The New York Stock Exchange under the symbol “WPAC U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

A registration statement on Form S-1 (File No. 333-290905) (the “Registration Statement”) relating to the securities sold in the initial public offering, as amended, was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from D. Boral Capital LLC at 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at (212) 970-5150 or by email at info@dboralcapital.com or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About White Pearl Acquisition Corp.

White Pearl Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. White Pearl Acquisition Corp. intends to focus on businesses in the financial technology (FinTech), information technology (InfoTech) and business service sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.